EXHIBIT B
Exhibit B
Joint Filing Agreement Pursuant to Rule 13d-1(k)
The undersigned hereby agree that reports on Schedule 13D and amendments thereto may be filed in a single statement on behalf of each of such persons, and further each of such persons designates Daniel K. Frierson as their agent and Attorney in Fact for the purposes of executing any and all Schedule 13D filings required to be made by them with the Securities and Exchange Commission.

SHAREHOLDERS

/s/ Daniel K. Frierson
Daniel K. Frierson

/s/ D. Kennedy Frierson, Jr.
D. Kennedy Frierson, Jr.

/s/ Emily F. Brown Emily F. Brown

/s/ Joan H. Frierson
Joan H. Frierson, individually, and
In her capacity as Trustee for Kruesi F. Barker; Crocker F. Barker; Alice Kennedy Brown; Frierson L. Brown; Bennett P. Brown; Madeleine C. Frierson; and Parker E. Frierson